Exhibit 10.23

English Summary of the Finnish language capital loan agreements by and between the Finnish Funding Agency for Technology and Innovation (Tekes) (the Lender) and Biotie Therapies Corp. (the Borrower) listed below (each a Loan Agreement).

Loan Name	Date of loan agreement	Loan Capital (EUR)
TEKES 469/98	April 29, 1998	2,052,365.37
TEKES 713/98	July 15, 1998	631,322.65
TEKES 734/98	August 6, 1998	637,522.39
TEKES 40/99	May 6, 1999	1,009,127.56
TEKES 970/99	January 7, 2000	336,375.85
TEKES 25/00	March 21, 2000	840,939.63
TEKES 421/01	June 14, 2001	86,663.07
TEKES 587/01	February 14, 2005	1,152,683.33
TEKES 958/01	September 8, 2006	1,013,528.48
TEKES 345/02	September 16, 2002	114,500.00
TEKES 354/02	March 29, 2005	1,424,944.31
TEKES 232/03	April 9, 2003	1,492,950.00
TEKES 233/03	June 30, 2003	3,191,200.00
TEKES 975/04	November 16, 2004	2,333,625.00

•	Term: Eight (8) to ten (10) years from the first drawdown unless restricted by the terms of the capital loans.

•	Repayment of principal: Repayment of principal in instalments in accordance with the repayment schedules set out in the respective Loan Agreements, however, only if permitted in accordance with the limitation of repayment set out in the Finnish Companies Act. All loans have become due in accordance with the repayment schedules included in the Loan Agreements.

•	Interest: One (1) per cent. lower than the base rate set by the Finnish Ministry of Finance per annum, subject to minimum rate of three (3) per cent. per annum. Applicable penalty interest is the reference rate in accordance with the Finnish Interest Rate Act plus seven percentage points. Penalty interest is not applicable if the repayment of principal or interest has been restricted in accordance with the terms of the capital loans.

•	Capital loan terms: Principal or interest for the loans can be repaid only if the requirements set out in the Finnish Companies Act have been met. As a general rule, the principal may be repaid and interest paid only using distributable funds. To the extent the Borrower may not repay the loan, the unpaid principal and interest shall be moved to the following financial years until the loan has been repaid in full. The unpaid principal and interest shall be repaid as soon as it is allowed. The auditor of the Borrower is obliged to monitor whether the loans may be repaid.

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Acceleration: The Lender may accelerate the loan (i) if a material adverse change in the conditions of the R&D project has occurred, (ii) if the Borrower has provided false or misleading information or failed or rejected to provide information that has effect on the grounds for providing the loan, (iii) if the proceeds of the loan have not been used in accordance with the decision or (iv) if the amounts of the loans exceed the limits set out by authorities from time to time or if the EU commission requires the repayment of the loan in part or in full. Further, the State Treasury may accelerate the loan if the Borrower has used the loan to other purposes than those set out in the Loan Agreement or if the Borrower fails to comply with the terms of the Loan Agreement (as amended from time to time), if the Borrower fails to repay principal or interest or if the Borrower falls into insolvency or similar proceedings.

•	Change in conditions: The Lender may require repayment of the loan if the purpose of usage of the machinery or equipment acquired using the proceeds of the loan is changed, if the ownership of such machinery or equipment is transferred to a third party or if insurance proceeds are paid for such machinery or equipment.

•	Other provisions: The Borrower must negotiate with the Lender if the Borrower wishes to draw other capital loans. The Lender has the right to conduct inspections relating to the applicable R&D project and related accounting. According to the general terms and conditions of the financing, the Borrower must inform any significant changes in the ownership structure of the Borrower to Tekes.

•	Governing law: Finnish law.